For:         Immediate Release                                                                                     Contact:             Larry Lentych
April 23, 2009                                                                                                                          574 235 2000

  Andrea Short
  574 235 2000

1ST SOURCE CORPORATION COMPLETES PROFITABLE FIRST QUARTER,
CASH DIVIDEND DECLARED

    South Bend, IN -- 1st Source Corporation (Nasdaq: SRCE), parent company of 1st Source Bank, today reported net income of $6.25 million for the first quarter of 2009, compared to $9.35 million for the first quarter a year ago. Diluted net income per common share for the first quarter of 2009 amounted to $0.20, versus $0.38 for the first quarter of 2008.

    At its April meeting, the Board of Directors approved a first quarter cash dividend of $0.14 per common share, equal to the dividend paid a year earlier. The cash dividend will be payable on May 15, 2009, to shareholders of record May 5, 2009.

    Christopher J. Murphy III, Chairman and Chief Executive Officer, commented on the first quarter by saying, "The downturn in the economy is hitting our market area hard with some of the highest unemployment numbers in the country being reported in northern Indiana and southern Michigan. Last quarter we stated that ‘we continued to build reserves for losses inherent in our loan portfolio as this economy continues to deteriorate causing layoffs and rising unemployment in our local community banking markets and stresses among our specialty finance clients.’  While the Bank steered clear of sub-prime and construction or real estate development loans, our clients have been affected by the economy, and therefore, so have we. During the quarter, we saw an increase in our nonperforming assets and provided $7.79 million to our loan and lease loss reserve, while net-charge-offs were $3.20 million. Our reserve for loan and lease losses grew to 2.62 percent of total loans and leases compared to 2.11 percent a year earlier. On the plus side, we were positively impacted in the first quarter by a $2.60 million reduction in our tax contingency reserve due to the resolution of tax audits."

    "It was also a quarter of positive recognition for 1st Source and the wonderful work done by my colleagues. We were named among the Best Places to Work in Indiana by the Indiana State Chamber of Commerce, we came in at #30 in the Top 150 Performers among banking institutions according to the Bank Performance Scorecard published by Bank Director Magazine, and 1st Source was named among The 100 Most Trustworthy Companies by Forbes from a field of over 12,000 publicly traded companies due to the quality of our financial reporting and our governance processes. I'm proud of my colleagues throughout the company and the effort each one makes in understanding our clients' individual goals and helping to achieve them. Although our earnings are not where we would like them to be, our deposits and loans are up slightly, our customer counts are growing, and we are preparing for the future," concluded Murphy.

    Return on average common shareholders’ equity for 1st Source Corporation was 4.31 percent compared to 8.56 percent for the first quarter of 2008, and return on average total assets was 0.56 percent compared to 0.86 percent a year ago.  As of March 31, 2009, the common equity-to-assets ratio for 1st Source was 10.07 percent, up from 9.87 percent a year ago. Common shareholders’ equity was $463.21 million, up 5.20 percent from March 31, 2008.  At the end of March 2009, total assets were $4.60 billion, up 3.11 percent from a year ago.  Loans and leases increased 0.78 percent and deposits increased 1.22 percent from a year ago. During the first quarter of 2009, we sold preferred, non-voting shares of our stock valued at $111.00 million to the U.S. Treasury Department as part of the Treasury Department's Capital Purchase Program.

    For the first quarter of 2009, 1st Source’s provision for loan and lease losses was $7.79 million compared to $1.54 million for the first quarter of 2008. Net charge-offs were $3.20 million for the first quarter of 2009 compared to $0.71 million for the first quarter of 2008.  The reserve for loan and lease losses as of March 31, 2009, was 2.62 percent of total loans and leases compared to 2.11 percent a year earlier. The ratio of nonperforming assets to net loans and leases was 2.09 percent on March 31, 2009, compared to 0.57 percent for the same period last year. As of March 31, 2009, nonperforming assets included $3.36 million of former bank premises held for sale.

    Tax-equivalent net interest income was $31.64 million for the first quarter of 2009, down 4.74 percent from 2008's first quarter, and the net interest margin was 3.03 percent compared to 3.33 percent in the first quarter of 2008.

    Noninterest income for the three-month period ended March 31, 2009 was $20.55 million, a decrease of 2.27 percent as compared to the first quarter of 2008 as increases in mortgage banking income and equipment rental income, were more than offset by decreases in trust fees, service charges on deposit accounts and insurance commissions.

    Noninterest expense for the three-month period ended March 31, 2009 was $38.64 million, an increase of 1.95 percent as compared to the first quarter of 2008. Noninterest expense increased primarily due to an increase of $1.27 million in FDIC insurance premiums.

    1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 78 community banking centers in 17 counties, 23 specialty finance locations nationwide, 7 trust and wealth management locations, and 7 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.

    1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

    1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

1st SOURCE CORPORATION
1st QUARTER 2009 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except for per share data)
	Three Months Ended March 31

	2009	2008
END OF PERIOD BALANCES
Assets	$4,601,281	$4,462,320
Loans and leases	3,214,725	3,189,841
Deposits	3,547,868	3,505,124
Reserve for loan and lease losses	84,357	67,428
Intangible assets	91,350	93,165
Common shareholders' equity	463,212	440,315
Total shareholders' equity	567,202	440,315

AVERAGE BALANCES
Assets	$4,536,327	$4,361,737
Earning assets	4,229,221	4,010,173
Investments	778,392	764,125
Loans and leases	3,245,046	3,177,595
Deposits	3,587,073	3,377,724
Interest bearing liabilities	3,510,032	3,475,565
Common shareholders' equity	464,862	439,749
Total shareholders' equity	543,508	439,749

INCOME STATEMENT DATA
Net interest income	$30,722	$32,297
Net interest income - FTE	31,642	33,216
Provision for loan and lease losses	7,785	1,539
Noninterest income	20,549	21,027
Noninterest expense	38,640	37,901
Net income	6,251	9,354
Net income available to common shareholders	4,938	9,354

PER SHARE DATA
Basic net income per common share	$0.20	$0.39
Diluted net income per common share	0.20	0.38
Common cash dividends declared	0.14	0.14
Book value per common share	19.15	18.27
Market value - High	23.92	21.81
Market value - Low	14.16	15.13
Basic weighted average common shares outstanding	24,150,200	24,096,274
Diluted weighted average common shares outstanding	24,158,363	24,382,507

KEY RATIOS
Return on average assets	0.56%	0.86%
Return on average common shareholders' equity	4.31	8.56
Average common shareholders' equity to average assets	10.25	10.08
End of period tangible common equity to tangible assets	8.25	7.95
Risk-based capital - Tier 1	15.19	10.67
Risk-based capital - Total	16.48	11.93
Net interest margin	3.03	3.33
Efficiency: expense to revenue	71.10	67.92
Net charge-offs to average loans and leases	0.40	0.09
Loan and lease loss reserve to loans and leases	2.62	2.11
Nonperforming assets to loans and leases	2.09	0.57

ASSET QUALITY
Loans and leases past due 90 days or more	$678	$1,072
Nonaccrual and restructured loans and leases	60,297	10,966
Other real estate	1,495	937
Former bank premises held for sale	3,356	3,805
Repossessions	2,919	1,604
Equipment owned under operating leases	373	200
Total nonperforming assets	69,118	18,584

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - Dollars in thousands)
	March 31, 2009	March 31, 2008
ASSETS
Cash and due from banks	$60,444	$118,844
Federal funds sold and interest bearing deposits with other banks	8,490	90,351
Investment securities available-for-sale (amortized cost of $921,980 and $748,087 at March 31, 2009 and 2008, respectively)	929,982	758,057

Other investments	18,612	14,937
Trading account securities	99	-
Mortgages held for sale	126,486	37,853

Loans and leases, net of unearned discount
Commercial and agricultural loans	622,533	641,159
Auto, light truck and environmental equipment	335,267	301,879
Medium and heavy duty truck	228,092	281,554
Aircraft financing	633,372	575,676
Construction equipment financing	354,667	370,276
Loans secured by real estate	917,960	876,885
Consumer loans	122,834	142,412
Total loans and leases	3,214,725	3,189,841
Reserve for loan and lease losses	(84,357)	(67,428)
Net loans and leases	3,130,368	3,122,413

Equipment owned under operating leases, net	80,224	79,844
Net premises and equipment	39,755	44,365
Goodwill and intangible assets	91,350	93,165
Accrued income and other assets	115,471	102,491

Total assets	$4,601,281	$4,462,320

LIABILITIES
Deposits:
Noninterest bearing	$435,482	$419,287
Interest bearing	3,112,386	3,085,837
Total deposits	3,547,868	3,505,124

Federal funds purchased and securities sold under agreements to repurchase	275,407	237,558
Other short-term borrowings	25,734	74,387
Long-term debt and mandatorily redeemable securities	20,132	35,025
Subordinated notes	89,692	89,692
Accrued expenses and other liabilities	75,246	80,219
Total liabilities	4,034,079	4,022,005

SHAREHOLDERS' EQUITY
Preferred stock; no par value	103,990	-
Common stock; no par value	350,260	342,840
Retained earnings	139,121	123,420
Cost of common stock in treasury	(31,140)	(32,091)
Accumulated other comprehensive income	4,971	6,146
Total shareholders' equity	567,202	440,315

Total liabilities and shareholders' equity	$4,601,281	$4,462,320

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands, except per share amounts)
	Three Months Ended March 31
	2009	2008
Interest income:
Loans and leases	$44,597	$53,263
Investment securities, taxable	4,036	6,447
Investment securities, tax-exempt	1,710	2,105
Other	333	309

Total interest income	50,676	62,124

Interest expense:
Deposits	17,606	25,120
Short-term borrowings	349	2,381
Subordinated notes	1,647	1,772
Long-term debt and mandatorily redeemable securities	352	554

Total interest expense	19,954	29,827

Net interest income	30,722	32,297
Provision for loan and lease losses	7,785	1,539

Net interest income after provision for
loan and lease losses	22,937	30,758

Noninterest income:
Trust fees	3,804	4,262
Service charges on deposit accounts	4,746	5,108
Mortgage banking income	2,570	1,117
Insurance commissions	1,516	1,946
Equipment rental income	6,147	5,749
Other income	2,235	2,222
Investment securities and other investment (losses) gains	(469)	623

Total noninterest income	20,549	21,027

Noninterest expense:
Salaries and employee benefits	20,086	20,634
Net occupancy expense	2,601	2,476
Furniture and equipment expense	3,481	3,978
Depreciation - leased equipment	4,956	4,616
Professional fees	1,062	1,158
Supplies and communication	1,567	1,669
Other expense	4,887	3,370

Total noninterest expense	38,640	37,901

Income before income taxes	4,846	13,884
Income tax (benefit) expense	(1,405)	4,530

Net income	6,251	9,354
Preferred stock dividends and discount accretion	(1,313)	-
Net income available to common shareholders	$4,938	$9,354

The Nasdaq Global Select Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com